Exhibit 10.39

EXECUTION VERSION

INVESTMENT MANAGEMENT AGREEMENT
This Investment Management Agreement (this “Agreement”), dated as of December 7, 2018, is entered into by and among Watford Re Ltd., a Bermuda exempted company with limited liability (the “Company”), and HPS Investment Partners, LLC, a Delaware limited liability company (the “Investment Manager”).
WHEREAS, the Company wishes to retain the Investment Manager to provide the investment management services described herein and the Investment Manager wishes to provide such services; and
WHEREAS, the Company has all requisite authority to appoint one or more investment managers to supervise and direct the investment and reinvestment of the assets of the Company.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto agree as follows:
Section 1.    Appointment; Initial Contribution.
(a)    The Company desires to utilize and hereby appoints the Investment Manager as its agent and attorney-in-fact to act as investment manager with full investment authority for the investment and reinvestment of those assets in the applicable investment account(s) designated by the Company to be managed by the Investment Manager under the terms of this Agreement (collectively, the “HPS Investment Account”). The Investment Manager accepts such appointment by executing this Agreement.
(b)    The Company agrees that it shall contribute to the HPS Investment Account a minimum of (i) $25 million on or promptly following the date of this Agreement, (ii) an additional $25 million ($50 million in aggregate) within 3 months following the date of this Agreement and (iii) an additional $25 million ($75 million in aggregate) within 6 months following the date of this Agreement. The Company may contribute other additional amounts from time to time as agreed upon by the Company and the Investment Manager. The Company’s intention, subject to demands of its business, is to maintain a minimum balance of $75 million in the HPS Investment Account.
Section 2.    Services as Investment Manager.
(a)    Subject to the Investment Guidelines for the HPS Investment Account attached hereto as Exhibit A (as amended from time to time in accordance with Section 3(a), the “HPS Investment Guidelines”), the Investment Manager will be empowered (i) to formulate the overall trading and investment strategy of the HPS Investment Account and (ii) to exercise full discretion in the management of the trading and investment transactions and related activities of the HPS Investment Account in order to implement such strategy.

(b)    In furtherance of the foregoing, the Company hereby designates and appoints the Investment Manager as its agent and attorney-in-fact in connection with its management of the HPS Investment Account, with full power and authority, subject to compliance with the HPS Investment Guidelines, and without the need for further approval of the Company, except as may be required by applicable law, to have the exclusive power on behalf of the Company to, among other things, (i) make all investment decisions for the HPS Investment Account and effect any and all transactions in all securities, loans and instruments, including, without limitation, debt securities, bank loans (via participations or assignments) and similar securities of United States and non-United States issuers, and everything connected therewith in the broadest sense, (ii) determine all matters relating to the manner, method and timing of investment transactions and engage consultants and analysts in connection therewith, (iii) monitor the investment performance of the HPS Investment Account, (iv) value the Company’s investment assets held in the HPS Investment Account in accordance with Section 10, (v) negotiate the terms of all agreements to be entered into on behalf of the HPS Investment Account and make and execute all such documents and take all such other actions as the Investment Manager considers necessary or appropriate to carry out its investment advisory duties hereunder, (vi) retain brokers, including prime brokers, dealers, banks and other intermediaries by or through whom such investment transactions will be executed or carried out, open accounts, (vii) draw funds from the HPS Investment Account and direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting investment transactions for the HPS Investment Account hereunder, (viii) provide certain financial, accounting, legal/compliance, technology, investor relations and other back-office services to the Company and (ix) engage attorneys, independent accountants, consultants, investment bankers or such other persons as the Investment Manager may deem necessary or advisable, on behalf of, and at the expense of, the Company. For the avoidance of doubt, if permitted by applicable law, the Investment Manager may, on behalf of the HPS Investment Account, make short-term investments of excess cash in money-market funds and other similar cash management instruments sponsored and/or managed by JPMorgan Chase & Co. or its affiliates.
(c)    The Investment Manager and its agent are authorized, but will not be required, to vote, tender or convert any securities in the HPS Investment Account; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities, and the Investment Manager will not incur any liability to the Company by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith. The Investment Manager may delegate all or a portion of its responsibilities under this Agreement with respect to voting or proxy solicitations for the Company to one or more third parties selected by the Investment Manager.
(d)    The Investment Manager acknowledges that the board of directors of the Company (the “Board of Directors”) will undertake a process annually, or more frequently as necessary, to review all relevant facts and determine a business plan for the Company for the applicable succeeding year. In addition, the Company’s Chief Risk

Officer (the “Chief Risk Officer”) will regularly assess the Company’s business, including its business plan, investment strategy, investment portfolio and investment performance. The Investment Manager hereby agrees to furnish the Board of Directors and the Chief Risk Officer with the current HPS Investment Account investment strategy and the proposed future investment strategy for subsequent periods, which strategies shall be in accordance with the HPS Investment Guidelines, as well as any other information reasonably requested by the Board of Directors or the Chief Risk Officer. The Investment Manager agrees to work in good faith with the Company and the Chief Risk Officer to coordinate and align the investment strategy and the underwriting strategy with the Company’s business plan.
(e)    The Investment Manager further agrees to furnish the Board of Directors with any relevant reporting information the Board of Directors may reasonably request with respect to the investment portfolio of the Company.
(f)    The Investment Manager may delegate all or a portion of its responsibilities under this Agreement to one or more affiliates of the Investment Manager without further consent of the Company; provided, however, that any such delegation will be revocable by the Investment Manager. The Investment Manager may not delegate any portion of its responsibilities under this Agreement to sub-advisors that are not affiliated with the Investment Manager without the express written consent of the Company.
Section 3.    Amendments to HPS Investment Guidelines. The HPS Investment Guidelines may only be amended upon the written agreement of the Investment Manager and the Company.
Section 4.    Compensation and Expenses. The Investment Manager will be entitled to fees and to reimbursement of expenses in accordance with the Fee Schedule annexed hereto as Exhibit B (the “Fee Schedule”).
Section 5.    No Guarantees; Exculpation.
(a)    All transactions effected for the HPS Investment Account by the Investment Manager will be for the Company’s account and risk. The Company will bear all of the risk with regard to all of the investments and transactions effected or facilitated in the HPS Investment Account by the Investment Manager and/or its delegates on behalf of the Company. The Investment Manager has not made and does not make any representation, warranty or guarantee whatsoever as to the success or profitability of any investment or the Investment Manager’s trading methods and strategies, and the Company has not relied on any representation, warranty or guarantee from the Investment Manager or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives, and has not entered into this Agreement in consideration of or in reliance upon any such representation, warranty or guarantee from the Investment Manager or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives.

(b)    No Indemnified Person (as defined below) will be liable to the Company for any losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification and the cost of pursuing any insurance providers (collectively, “Losses”), suffered by the Company in connection with any matters to which this Agreement relates, including, but not limited to, trading losses, except those Losses resulting from (x) such Indemnified Person’s gross negligence or intentional misconduct or (y) material intentional breaches of the HPS Investment Guidelines by the Investment Manager, which breaches are not cured within 90 days of the earlier of (A) the date on which the Investment Manager becomes aware of such breach, and (B) the date on which the Investment Manager receives a notice of such breach from the Company; provided, however, that for the avoidance of doubt, it is agreed and understood that no breach of the HPS Investment Guidelines shall be deemed to have occurred if (i) the Company has agreed in writing to an amendment to such HPS Investment Guidelines such that the Investment Manager’s actions under the amended HPS Investment Guidelines would not constitute a breach of such guidelines or (ii) such actions were pre-approved by the Company’s Chief Executive Officer or Chief Risk Officer in writing or (iii) such actions were taken pursuant to instructions provided by the Company. An Indemnified Person may consult with reputable legal counsel, accountants, consultants or other advisors in respect of any matters to which this Agreement relates, and shall not be liable to the Company for any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel, accountants, consultants or other advisors; provided that such counsel, accountants, consultants and other advisors shall have been selected and monitored with reasonable care.
Section 6.    Indemnification. To the fullest extent permitted by applicable law, the Company will indemnify and hold harmless the Investment Manager and its members, managers, officers, partners, affiliates and employees (each, an “Indemnified Person”) from and against any Losses suffered or sustained by an Indemnified Person by reason of the fact that he, she or it was an Indemnified Person, including, without limitation, any judgment, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding, provided that the Company shall not be liable to any Indemnified Person to the extent such Losses resulted from an action or inaction, or mistake of judgment, taken by an Indemnified Person that constituted fraud, gross negligence or intentional misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction. The Company will advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the investigation and/or defense of any such action or proceeding. If for any reason (other than such Indemnified Person’s fraud, gross negligence or intentional misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction) the indemnification described in this paragraph is unavailable to any Indemnified Person in connection to a Loss, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Indemnified Person, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.
Section 7.    Service to Other Companies or Accounts; Agency Cross Transactions.
(a)    The Company understands that the Investment Manager will act as investment adviser to other entities, and the Company has no objection to such actions by the Investment Manager. Whenever the Company and one or more other clients advised by the Investment Manager have available funds for investments, investments suitable and appropriate for each will be allocated among the Company and the other clients in the Investment Manager’s sole discretion. In addition, the Company understands that the persons employed by the Investment Manager to assist in the performance of the Investment Manager’s duties under this Agreement will not devote their full time to serving the Company and that nothing contained in this Agreement should be deemed to limit or restrict the right of the Investment Manager or any affiliate of the Investment Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.
(b)    The Investment Manager hereby covenants that all principal transactions and agency cross transactions for the HPS Investment Account will be effected by the Investment Manager in accordance with applicable law, including Section 206(3) of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”).
(c)    The Investment Manager will not effect a principal transaction for the HPS Investment Account with the Investment Manager or any affiliate of the Investment Manager unless the Company has consented to such transaction. At its option, the Company may select an independent third party unaffiliated with the Investment Manager to review and recommend approval or disapproval of any such transactions consistent with applicable law, at the Company’s expense.
(d)    Consistent with applicable law, the Investment Manager and any affiliated broker-dealers are hereby authorized by the Company to execute agency cross transactions on behalf of the HPS Investment Account; provided, however, that any agency cross transaction with an affiliated broker-dealer shall be on terms determined by the Investment Manager, in its sole discretion, to be fair and reasonable. Each agency cross transaction will be executed through the use of the methodology the Investment Manager customarily employs to determine the transfer price deemed fair and equitable by the Investment Manager. The Company may revoke this consent by written notice to the Investment Manager at any time.
(e)    For purposes of this Section 7, (i) a “principal transaction” is a transaction in which the Investment Manager or an affiliate of the Investment Manager effects a trade between the HPS Investment Account and the account of the Investment Manager or an affiliate of the Investment Manager and (ii) an “agency cross transaction” is a transaction in which the Investment Manager or an affiliate of the Investment Manager acts as a broker for both the HPS Investment Account and another person on the other side of the transaction.
Section 8.    Brokerage Arrangements; Soft Dollars.
(a)    Subject to the provisions of Section 7, the Investment Manager may select any broker or dealer, including itself or its affiliates, in connection with any investment or any trade. The Company hereby authorizes the Investment Manager and/or its delegates to effect transactions for the HPS Investment Account through affiliated broker-dealers, and the affiliated broker-dealers may retain commissions in connection with effecting such agency transactions. In choosing brokers and dealers, the Investment Manager will not be required to consider any particular criteria. The Investment Manager is not required to select the broker or dealer that charges the lowest transaction cost, even if that broker provides execution quality comparable to other brokers or dealers. The Investment Manager may consider the value of various services or products, beyond execution, that a broker-dealer provides to the Company or the Investment Manager. The Company understands that other broker-dealers may be willing to effect transactions for the Company at lower commission rates than those charged by affiliated broker-dealers.
(b)    The Company acknowledges and agrees that, subject to the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, the Investment Manager may effect securities transactions which cause the Company to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged, provided that the Investment Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the broker or dealer to the Investment Manager, viewed in terms of either the specific transaction or the Investment Manager’s overall responsibilities to the accounts for which the Investment Manager exercises investment discretion. For these purposes, “research services” means services or products used to provide lawful and appropriate assistance to the Investment Manager in making investment decisions for its clients. The types of research the Investment Manager may acquire include: reports on or other information about particular companies or industries; economic surveys and analyses; recommendations as to specific securities; financial publications; portfolio evaluation services; financial database software and services; computerized news, pricing and order-entry services and other products or services that may enhance the Investment Manager’s investment decision making. The Company hereby acknowledges that the Investment Manager or its affiliates may obtain research services from brokerage commissions charged to the Company that may be used to benefit the HPS Investment Account, as well as accounts other than the HPS Investment Account.

Section 9.    Withdrawals. The Company may withdraw (i) up to $15 million from the HPS Investment Account upon written notice of at least five (5) Business Days, (ii) up to $50 million from the HPS Investment Account upon written notice of at least ten (10) Business Days and (iii) up to $75 million from the HPS Investment Account upon written notice of at least twenty (20) Business Days, in each case, unless the Company and the Investment Manager otherwise agree on a longer time period.  If the Company provides a withdrawal notice while a prior withdrawal notice is pending, for the avoidance of doubt, the initial withdrawal will be processed in the timeframes above, but the applicable notice requirement for such subsequent notice(s) will be determined based on the aggregate outstanding withdrawal amounts at any given time. “Business Day” means any day on which banks are open for business in New York, New York and Bermuda.
Section 10.    Valuation.
(a)    The Investment Manager will value the assets held in the HPS Investment Account at their fair value and in accordance with the following: (i) securities, other than options, that are listed on a national securities exchange (including, without limitation, NASDAQ) and are freely transferable shall be valued at their official listed closing price on the principal exchange on which such securities are listed, and options that are listed on a national securities exchange shall be valued at the mean of the closing “bid” price and closing “ask” price on the principal exchange on which such options are traded; provided, however, that if the trading of any such securities is suspended on the date of determination, then the securities shall be valued at the last available price on the principal exchange on which such securities are listed prior to suspension; (ii) securities traded over-the-counter that are freely transferable shall be valued at the mean of the closing “bid” price and closing “ask” price as reported on an over-the-counter bulletin board, or if not quoted on such system, by one of the principal market makers in such security; (iii) futures, options on futures and other commodity interests traded on a commodity exchange shall be valued at the settlement price on the commodity exchange on which the particular commodity interest is traded on behalf of the HPS Investment Account; and (iv) forward, spot and swap contracts, other off-exchange instruments, derivative instruments or commodity interests traded on a non-U.S. exchange or any other investment not set forth above shall be valued by the Investment Manager on a basis consistently applied.
(b)    If the Investment Manager determines that market prices or quotations or pricing methodologies do not represent the fair value of particular securities or if no quotation exists, the Investment Manager is authorized in its good faith discretion to assign a value to such securities that differs from the market prices or quotations or is calculated differently and, upon request by the Company, will provide supportive evidence. In performing its valuation duties, the Investment Manager may use particular pricing services, brokers, market makers or other intermediaries selected by the Investment Manager. The Investment Manager will not be liable for any losses suffered by the HPS Investment Account or the Company by reason of any error in calculation resulting from any inaccuracy in the information provided by such service providers.

(c)    The value of the Company’s investment portfolio, as determined by the Investment Manager pursuant to this Section 10, will be, in the absence of bad faith or manifest error and subject to any audit verification, conclusive and binding on the Company and any parties claiming through the Company.
Section 11.    Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties hereto relating to the subject matter hereof, and each party hereto agrees that each and every such prior agreement and understanding is terminated and replaced in its entirety by the rights created by this Agreement.
Section 12.    Non-Assignability. Except as provided herein, neither party to this Agreement may effect an assignment, as defined in the Advisers Act and rules thereunder, of this Agreement without the express written consent of the other party.
Section 13.    Term; Termination.
(a)    This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect until terminated pursuant to the provisions of this Section 13.
(b)    This Agreement may be terminated as of any calendar quarter-end following the one-year anniversary of the date of this Agreement, at the election of the Company in its sole and absolute discretion, upon at least 180 days’ prior written notice to the Investment Manager.
(c)    This Agreement may be terminated as of any calendar quarter-end, at the election of the Investment Manager in its sole and absolute discretion, upon at least 180 days’ prior written notice to the Company.
(d)    The occurrence of any of the following (each, a “Company Termination Event”) shall constitute a Company Termination Event:
(i)    the conviction of any of the Investment Manager’s officers or employees of any crime subjecting such officer or employee to any disqualification that would be the basis for denial, suspension or revocation of registration of the Investment Manager under Section 203(e) of the Advisers Act;
(ii)    material non-compliance by the Investment Manager with any material law applicable to the Investment Manager in the performance of its obligations hereunder, which non-compliance has a material adverse effect on the Company or the Investment Manager’s performance hereunder and has not been cured within 90 Business Days after discovery by the Investment Manager;
(iii)    the Investment Manager intentionally breaches the HPS Investment Guidelines, and such breach could reasonably be expected to have a material adverse effect on the Company and the Investment Manager shall have failed to cure such breach within 30 Business Days of the earlier of (x) the date on which the management of the Investment Manager becomes aware of any such breach and (y) the date on which the Investment Manager receives notice of such breach from the Company; provided, however, that for the avoidance of doubt, it is agreed and understood that no material breach of such Investment Guidelines shall be deemed to have occurred if (A) the Company has agreed in writing to an amendment to such Investment Guidelines such that the Investment Manager’s actions under the amended Investment Guidelines would not constitute a breach of such guidelines or (B) such breach is approved by the Company’s Chief Executive Officer or Chief Risk Officer in writing prior to making any investment that would otherwise constitute a breach of the HPS Investment Guidelines or (C) such breach is pursuant to instructions provided by the Company;
(iv)    failure by the Investment Manager to use substantially the same standard of care and apply substantially similar investment making and risk management processes as it applies to its other clients pursuing substantially similar investment strategies, taking into account the HPS Investment Guidelines, the Company’s risk tolerances, the Investment Manager’s obligations hereunder and any directions of the Company, which failure is not cured within 90 Business Days of receipt of written notice from the Company; or
(v)    a change of control of the Investment Manager that results in a breach of the Investment Manager’s obligations pursuant to this Agreement, which breach has not been cured within 90 Business Days of receipt of written notice from the Company.
(e)    The occurrence of any of the following (each, an “Investment Manager Termination Event”) shall constitute an Investment Manager Termination Event:
(i)    the determination by the Investment Manager that the termination of this Agreement is necessary or advisable to comply with any current or future laws, rules, regulations or legal requirements applicable to the Investment Manager or its affiliates;
(ii)    insolvency or bankruptcy of the Company or Watford Holdings Ltd. (the “Parent”);
(iii)    material non-compliance by the Company with any material law or regulation applicable to the Company (other than any non-compliance resulting from the Investment Manager’s action or failure to act in accordance with the terms of this Agreement), which non-compliance has a material adverse effect on the Company and has not been cured within 90 Business Days of the earlier of (A) receipt of written notice from the Investment Manager and (B) discovery by the Company;
(iv)    non-payment by the Company of a material amount due to the Investment Manager, which non-payment has not been cured within 90 Business Days of receipt of written notice from the Investment Manager; or

(v)    the non-renewal or termination of (A) the Services Agreement among the Company, Parent and, solely for the limited purposes set forth therein, the Investment Manager, or (B) the Second Amended and Restated Investment Management Agreement, dated as of April 30, 2018, between the Investment Manager, the Company, the Parent and Arch Underwriters Ltd., as amended from time to time.
(f)    Upon the occurrence of a Company Termination Event, the Company may, at its option, terminate this Agreement by delivering to the Investment Manager a written notice of termination within 90 Business Days after the occurrence of such Company Termination Event indicating the Termination Event causing such termination and the effective date of such termination.
(g)    Upon the occurrence of an Investment Manager Termination Event, the Investment Manager may, at its option, terminate this Agreement by delivering to the Company a written notice of termination within 90 Business Days after the occurrence of such Investment Manager Termination Event indicating the effective date of such termination. For the avoidance of doubt, upon such termination, the Investment Manager shall be entitled to receive Management Fees for the period during which the Investment Manager served in such capacity within the calendar quarter in which such termination occurs, determined as of the effective date of such termination, and such Management Fees shall be paid to the Investment Manager as promptly as practicable after the date of such termination.
Section 14.    Independent Contractor. The Investment Manager shall for all purposes herein be deemed to be an independent contractor with respect to the Company. The Investment Manager shall not, by reason of its duties and functions hereunder, be deemed to be acting as a partner of or to be engaged in a joint venture with, the Company.
Section 15.    Notices. Any notice, direction, instruction, acknowledgment or other communication required or contemplated by this Agreement will be in writing and addressed to the parties as follows:
If to the Company:
c/o Watford Re Ltd.
Waterloo House
100 Pitts Bay Road, 1st Floor
Hamilton, HM-08
Bermuda

with a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Gary D. Boss
Telecopier No.: (212) 878-8375
Telephone No.: (212) 878-8063
If to the Investment Manager:
HPS Investment Partners, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019
Attention: Kathy Choi
Telecopier No.: (212) 520-3848
Telephone No.: (212) 287-5548
Section 16.    Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, the Investment Manager, each Indemnified Person, and their respective successors and permitted assigns. Any person that is not a signatory to this Agreement, but is nevertheless conferred any rights or benefits hereunder, e.g., members and officers of the Investment Manager and others who are entitled to indemnification hereunder, will be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person’s express written consent.
Section 17.    Amendment and Waiver. No provision of this Agreement may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
Section 18.    Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.
Section 19.    Forum Selection; Service of Process.
(a)    To the fullest extent permitted by law, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall only be brought in the Federal courts located in the County of New York in the State of New York and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.
(b)    Nothing in this Section 19 shall affect any right of the party hereto to serve process in any manner permitted by law.
(c)    EACH PARTY HERETO, INCLUDING WITHOUT LIMITATION INDEMNIFIED PERSONS, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
Section 21.    Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
Section 22.    Headings. The headings contained in this Agreement are intended solely for convenience and will not affect the rights of the parties to this Agreement.
Section 23.    Survival. The provisions of Sections 4, 5, 6, 11, 16, 17, 18 and 19 hereof and this Section 23 will survive the termination of this Agreement.

* * * * * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WATFORD RE LTD.

By:	/s/ Jon Levy
Name: Jon Levy
Title: President & Chief Risk Officer

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administrative Officer

Exhibit A
Investment Guidelines
Composition of Investments: The HPS Investment Account will primarily be invested in investment-grade, structured credit instruments and other asset classes as agreed upon in writing by the Investment Manager and the Company. The assets in the HPS Investment Account may be denominated in U.S. dollars, euros, or pounds sterling.
All investments must carry a minimum rating by a Nationally-Recognized Statistical Rating Organization (NRSRO) of Baa3/BBB-. Investment assets with a split rating shall be categorized at the lowest rating. Investment assets in the HPS Investment Account that are downgraded below this required minimum rating must be replaced with qualifying assets within 30 Business Days.
The HPS Investment Account may not be invested in structured credit instruments originated or issued by the Investment Manager or an affiliate of the Investment Manager.
Concentration of Investments: Other than cash and cash equivalents, and following the initial ramp-up period, investment positions with a single issuer will comprise no more than 7.5% of the aggregate value of the investments of the Company (valued using the methodologies set forth in Section 10(a) of the Agreement, the “Market Value”). Each such determination is made at the time of the applicable investment. For the avoidance of doubt, for purposes of calculating this limit, investment positions with multiple issuers managed or sponsored by the same manager, collateral manager or sponsor will be considered separate issuers.
The HPS Investment Account may not be invested in residential mortgage-related securities without the prior consent of the Company for each such proposed investment. Following the initial ramp-up period, commercial mortgage-related securities will comprise no more than 25% of the Market Value of the HPS Investment Account.
Monitoring: The Investment Manager will provide monthly risk and performance reports to the Company regarding the investment performance of the Investment Manager and will review risk and performance in detail with the Company on a quarterly basis.
Tax Considerations: The Investment Manager shall not intentionally or with reckless disregard take any action with respect to the assets in the HPS Investment Account which would cause the Company to be engaged, or deemed to be engaged, in a United States trade or business for United States federal income tax purposes or to be subject to United States federal income tax on a net income basis or income tax on a net income basis in any other jurisdiction, or otherwise result in material adverse tax consequences to the Company; provided, however, that the Investment Manager shall be deemed to have satisfied the requirements of this paragraph if the Investment Manager complies with guidelines agreed between the Company and the Investment Manager on the date hereof, as the same may be amended in writing from time to time, or has obtained written advice from counsel that such investment or transaction will not result in any effectively connected income to the Company.

Exhibit B
Fee Schedule
Section 1.    Management Fees. The Investment Manager will be entitled to receive a monthly management fee (the “Management Fee”) payable quarterly in arrears in an amount equal to the Net Asset Value (as defined below) of the HPS Investment Account (measured before reduction for any Management Fee or any expense reimbursement pursuant to Section 3 of this Fee Schedule and as adjusted for any intra-month withdrawals) as of such month-end multiplied by sixty basis points (0.60%) per annum (i.e., 1/12th of .60% for each such month). All Management Fees will be payable by the Company in accordance with Section 2 of this Fee Schedule. “Net Asset Value” at any date means the net asset value of the HPS Investment Account, as determined by the Investment Manager in accordance with the valuation methodology set forth in Section 10 of the Agreement.
Section 2.    Payments of Fees.
(a)    The Investment Manager, or the administrator for the Company, will furnish to the Company a statement (each, a “Fee Statement”) setting forth an estimate of the computation of the Management Fee within 15 Business Days following the end of each month. Payment of the Management Fee will be made on a quarterly basis following each March 31, June 30, September 30 and December 31 within 10 Business Days following the delivery to the Company of the Fee Statement for such relevant quarter-end.
(b)    The parties understand and agree that the Investment Manager may pay a portion of its Management Fee to one or more sub-advisors selected by the Investment Manager.
Section 3.    Expenses.
(a)    All expenses, other than any ordinary and recurring operating expenses (as reasonably determined by the Investment Manager), incurred directly in connection with transactions effected or positions held for the HPS Investment Account pursuant to the Investment Manager’s exercise of its duties hereunder will be paid or reimbursed by the Company, including, without limitation:
(i)    the cost of investments (including all investment and transaction fees, such as fees paid to agents and clearing and settlement fees and costs, expenses related to derivative transactions, brokerage and trading commissions and services, dealer spreads, exchange fees, interest expenses, bank service fees, legal, accounting and tax expenses and fees related to investments, and other charges for or related to transactions). For the avoidance of doubt, any spreads and/or commissions embedded in the price of an investment will be considered part of the cost of the investment, and will not also be separately paid or reimbursed by the Company;
(ii)    brokerage commissions and services;

(iii)    the HPS Investment Account’s allocable share of expenses relating to the identifying, sourcing, investigating, making, holding, servicing, sale or proposed sale of any actual or potential investments (including consulting, due diligence and legal expenses, deal initiation expenses, professional expenses, research, data fees, company or analyst conferences, travel, lodging and related expenses and any expenses in connection with any hedging transaction entered into), including (x) any investments in default or undergoing restructuring, and (y) all expenses attributable to any proposed investment that is ultimately not made;
(iv)    legal fees incurred related to HPS Investment Account investments or proposed investments and the ongoing operation, administration and existence of the HPS Investment Account and expenses incurred in connection with obtaining legal, tax, financial and accounting advice and the advice of other consultants and experts on behalf of the HPS Investment Account or the Company;
(v)    expenses of, or incurred in connection with obtaining, any independent third party pursuant to Section 7(c) of this Agreement;
(vi)    out-of-pocket expenses incurred in connection with the collection of amounts due to the HPS Investment Account or the Company from any Person;
(vii)    interest costs and taxes (including withholding or transfer taxes);
(viii)    third-party legal and compliance fees and expenses allocated to the HPS Investment Account to the extent such services are related to, or otherwise benefiting, the organizational, operational, investment or trading activities of the HPS Investment Account;
(ix)    expenses attributable to any Board of Directors, ratings agencies or other meetings related to the HPS Investment Account, including travel and transportation, lodging, meals and related expenses; and
(x)    extraordinary or non-recurring expenses (including litigation and legal fees or indemnification expenses).
(b)    Except as provided in paragraph (a) of this Section 3, the Investment Manager will provide its advisory services hereunder at its own expense.